Keystone Consolidated Industries, Inc.
                             7000 S.W. Adams Street
                                Peoria, IL 61641

David L. Cheek
President and Chief Executive Officer



                                 January 5, 2004


Dear Valued Customer:

We understand your number one concern is that Keystone continues to provide you with the products you order on time and that we continue to meet the high service standards to which you have grown accustomed. The fact that a number of our competitors have had to seek the protections of the court to continue to operate, and that some have not made it, adds to your worries about us. We know that. Therefore, we have been working very closely together with our employees, suppliers, and lenders to put in place changes to ensure we will be able to continue to serve you as a trusted supplier now and in the future.

We are very pleased to inform you that we have reached a tentative agreement with our largest labor union that will help us continue to be competitive in the marketplace. This agreement is subject to vote by the entire bargaining unit and we are cautiously optimistic that we will get their support just as we have had in the past. We appreciate their sacrifices and that of all of our valued employees and retirees who are making similar sacrifices for the welfare of our Company.

We are also in the process of negotiating to secure the additional financing necessary to effect our plan to enhance our financial position, which will also bring greater stability to our Company. Work remains to be done, but we are making steady progress.

These are difficult times given the unprecedented increases in scrap prices as well as energy and health care costs. We have taken steps to mitigate the impacts these increased costs will have on our Company going forward.

All of these efforts will put Keystone in a position to be your most trusted supplier, and we intend to live up to your expectations. Thanks for your continued loyalty and we are confident we'll be there to repay that loyalty for years to come.

Please call me directly at 309/697-7702 if you have any questions or concerns. I would also like to take this opportunity to wish you a most prosperous 2004.

                                                Yours truly,



                                                David L. Cheek